UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2021

Aterian, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38937	83-1739858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Aterian, Inc. 37 East 18th Street, 7th Floor New York, NY 10003
(Address of Principal Executive Offices)(Zip Code)

(347) 676-1681

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	ATER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2021, Aterian, Inc. (the “Company”) entered into letter agreements (the “Letter Agreements”) with High Trail Investments SA LLC (“High Trail SA”) and High Trail Investments ON LLC (“High Trail ON” and, together with High Trail SA, “High Trail”) with respect to those certain senior secured promissory notes due 2024 in an aggregate principal amount of $91.3 million (as amended, the “Notes”). Pursuant to the Letter Agreements, (i) High Trail notified the Company that High Trail declared events of default under the Notes and further notified the Company that High Trail accelerated an aggregate of $66.3 million of the principal amount of the Notes, requiring the Company to pay $76.6 million (such amount equal to 115% of the principal amount that was accelerated, as required under the terms of the Notes, plus $0.3 million of accrued but unpaid interest on the principal amount that was accelerated) (collectively, the “Acceleration Amount”), (ii) High Trail agreed, contingent and effective upon the repayment of the Acceleration Amount in shares of the Company’s common stock in accordance with the Notes and the Letter Agreements and the satisfaction of all of the Company’s other obligations under the Letter Agreements and the Second Omnibus Amendment (as defined below), to waive the events of default, (iii) the Company agreed that until November 1, 2021, the Company will not, subject to certain exceptions, issue, offer, sell or otherwise dispose of any equity security, equity-linked security or related security, and (iv) the Company agreed that, as a result of the occurrence of the events of default, it no longer has the right to require High Trail to exercise warrants to purchase an aggregate of 3,479,097 shares of the Company’s common stock with exercise prices of $5.1259 per share previously issued to High Trail (collectively, the “Warrants”) if the price of the Company’s common stock exceeds 200% of the exercise price of such Warrants for 20 consecutive trading days and certain other conditions were satisfied.

Under the terms of the Notes, High Trail has the right, by delivering a notice to the Company (each, a “Stock Payment Notice”) to require the Company to satisfy its obligation to repay all or any portion of the Acceleration Amount in shares of the Company’s common stock, with the number of shares issuable determined by dividing the portion of the Acceleration Amount that High Trail requests, pursuant to a Stock Payment Notice, to be repaid in shares of the Company’s common stock, by 80% of the lesser of (A) the Daily VWAP (as defined in the Notes) on the date of delivery of the Stock Payment Notice, and (B) the average of the lowest two Daily VWAPs during the ten (10) day VWAP trading period ending on the date of delivery of the Stock Payment Notice. Pursuant to the Letter Agreement, High Trail agreed to deliver Stock Payment Notices as soon as it is practicable to do so without High Trail and its affiliates collectively beneficially owning in the aggregate in excess of 9.99% of the Company’s outstanding common stock.

In connection with the Letter Agreements, on September 22, 2021, the Company also entered into a Second Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock with High Trail (the “Second Omnibus Amendment”), whereby: (i) the maturity date of the Notes was changed from April 8, 2024 to April 1, 2023; (ii) the definition of “Permitted Investment” in the Notes was modified to include an exception for certain acquisitions of all or substantially all of the assets of another person or a majority of the equity interests of another person; (iii) the definition of “Target Adjusted EBITDA” was modified to reflect certain updated projections of the Company; (iv) the liquidity requirements as set forth in that certain Omnibus Amendment to Senior Secured Notes Due 2024 and Warrants to Purchase Common Stock with High Trail, dated August 9, 2021 were removed; (v) the minimum cash threshold covenant was changed from $30.0 million to $15.0 million; (vi) the definition of “Adjusted EBITDA” in the Notes was modified to be equal to not less than the Target Adjusted EBITDA for the three-month period ending on the last day of each applicable fiscal quarter instead of the 12-month period ending on such day; and (vi) the exercise prices of the Warrants were modified to be equal to $0.01. High Trail reserved the right to void the term of the Second Omnibus Amendment in full or in part in the event that the Company breaches any of the terms of the Letter Agreements or otherwise fails to timely deliver shares of stock of the Company to High Trail as required thereunder.

The foregoing descriptions of the Letter Agreements and Second Omnibus Amendment are not complete and are qualified in their entirety by reference to the full texts of the Letter Agreements and Second Omnibus Amendment, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained under Item 1.01 is hereby incorporated by reference in its entirety into this Item 2.04.

Item 8.01. Other Information.

On September 23, 2021, the Company issued the press release attached hereto as Exhibit 99.1 announcing the entry into the Letter Agreements.

Item 9.01. Exhibits.

99.1	Press Release, dated September 23, 2021.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATERIAN, INC.

Date: September 23, 2021	By:	/s/ Arturo Rodriguez
Name: Arturo Rodriguez
Title: Chief Financial Officer